[FUSION TELECOMMUNICATIONS INTERNATIONAL(SM) LOGO OMITTED]


                                  EXHIBIT 10.3

                            MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT is made and entered into as of this 29th day of May, 2003, by and between FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. ("FUSION/AND OR PROVIDER"), a Delaware corporation, with a principal place of business at 420 Lexington Avenue, Suite 518, New York, NY 10170 and TERREMARK WORLDWIDE, INC. ("TWW"), a Delaware corporation, with a principal place of business at 2601 S. Bayshore Dr., Miami, Florida 33133. This Agreement, together with the relevant Service Order(s) issued and accepted in accordance with this Agreement and attached Exhibits, establishes the terms and conditions under which Provider will provide Service (as defined below) to TWW.

1. SERVICE ORDERS

TWW shall send Provider an application for service via e-mail, detailing the specific service requested. Upon receipt, Provider shall present TWW with a Service Order for each Service (hereinafter collectively referred to as the "Service(s)") ordered by TWW. Each Service Order shall be read in conjunction with the terms of this Agreement and relevant attachment(s). TWW will notify Provider, within forty-eight (48) hours of Provider's tender of a Service Order, if said Service Order is accepted by TWW.

2. DELIVERY OF SERVICES

Provider shall deliver the Services in accordance with the terms of this Agreement, the relevant Service Order and in accordance with the TWW Internet One/Overall Service Requirements addendum (hereinafter referred to as "OSR"), attached hereto and incorporated herein as Exhibit "A". Provider shall determine the most appropriate means of providing the Service, including the method, technology and route of delivery of the Service to TWW and Provider may vary the method, technology and route of delivery at any time without notice.

Without releasing it from any of its obligations and/or duties hereunder, but except as otherwise provided herein, Provider shall be entitled at any time and from time to time, and without notice, to use Provider's affiliates and/or subcontractors to perform some or all of such duties and/or obligations. Provider reserves the right, from time to time, to change the configuration of the network or the service equipment, provided always that such change does not materially affect the relevant Service or the OSR. Provider shall use reasonable endeavors to give TWW a minimum of twenty (20) business days' notice of any such changes.

Each party shall comply with all applicable laws, codes, administrative or executive orders, rules and regulations applicable to its performance under this Agreement.

                  Fusion Telecommunications International, Inc.
                         420 Lexington Avenue, Suite 518
                            New York, New York 10170

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3. TERM & MINIMUM COMMITMENT

Each Service Order sets out a minimum service term (the "Service Term") commitment of one (1) year, ("Minimum Commitment").

TWW shall comply with such Minimum Commitment during the period for the commitment set out in the relevant Service Order ("Commitment Period"). In the event TWW does not meet the Minimum Commitment, in addition to any other remedies which Provider may have, TWW shall pay to Provider an amount equal to the difference between the charges paid to date during the Commitment Period by TWW for the Service and the charges that should have been paid during the Commitment Period for that Service if the Minimum Commitment had been made.

TWW may extend the term of this Agreement and any relevant Service Order for consecutive, dependent periods of one (1) year each, by written notice to Provider within 30 days provided that, TWW gives Provider a preliminary written notice of its intent to extend at least 30 days before the relevant Service Order expires. The preliminary notice does not commit TWW to an extension. If TWW exercises this option, the extended Agreement and relevant Service Order shall be considered to include this option clause.

4. CHARGES

Provider shall invoice and TWW shall pay the charges in accordance with this Agreement and each applicable Service Order. In addition to any non-recurring Service initiation charges as contained in each relevant Service Order, recurring charges shall accrue from the relevant Acceptance Date and will be payable monthly, quarterly or annually in advance as set forth in this Agreement and the relevant Service Order. Service provided for part of a billing period will be charged on a pro-rata basis.

Charges for all Provider Services(s) shall be billed and paid in U.S. Dollars.

5. CREDIT

Prior to accepting a Service Order, Provider may carry out a credit check. As a result of such credit check, Provider may request from TWW a cash deposit or bank guarantee. The bank guarantee shall be in a form that is approved by Provider and issued by a bank acceptable to it in an amount not exceeding the total charges which Provider might reasonably expect TWW to incur during the Service Term. TWW shall cooperate in providing Provider with any available financial information to assist Provider with such credit checks.

TWW authorizes Provider and/or its authorized agents to make any and all inquiries necessary for the purpose of obtaining credit information. TWW shall indemnify Provider, its shareholders, Board of Directors, officers, employees, and agents, from any liability resulting from any credit inquiry. TWW will provide any reasonable security deposit requested from Provider prior to commencement of Service(s) or as a condition of continued Service(s).

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6. PAYMENTS AND BILLING

     a. TWW is responsible for timely payment of all charges for Services furnished to Customer.

     b. Payment is due monthly unless otherwise specified in the relevant Service Order (the "Due Date").

     c. All amounts not paid by the Due Date are subject to interest at the rate of 1.5% per month or the highest rate allowed by law, whichever is lower.

     d. Provider must receive written notice of any dispute within ten (10) days of invoice date, or other period as required by applicable law, or such invoice shall be deemed correct and binding.

     e. TWW agrees to pay all costs of collection, including reasonable attorneys' fees, incurred by Provider in the collection of any and all unpaid amounts, breach of contract actions. A fee, as allowed by tariff or law, may be charged for each check returned for insufficient funds.

     f. Charges for Service are exclusive of applicable taxes and regulatory charges. Applicable taxes and regulatory charges shall be paid by TWW along with the charges for Service(s) on the Due Date.

     g. Upon execution of a Service Order under this Agreement, Provider will bill TWW for any advanced payments and non-recurring charges, pre-payments and security deposits required by connecting foreign underlying providers

     h. In the event Provider provides third party services on behalf of TWW, should a voluntary or involuntary bankruptcy petition, liquidation or winding up order be filed against TWW, Provider shall have the right to bill and to receive payment from third parties directly for all amounts due.

7. TAXES

Except as otherwise provided in this section, Provider shall separately state on each applicable invoice, and TWW shall pay, any sales, use, excise or similar tax legally imposed on or with respect to the Services furnished hereunder.

Provider shall not invoice TWW for any such tax if, and to the extent that, TWW
(i) submits a properly executed certificate of exemption or direct pay permit; or (ii) otherwise notifies Provider in writing of its position that such tax does not apply to some or all of the services furnished hereunder in which case TWW shall indemnify Provider.

TWW shall protect and indemnify Provider from and against any such tax not invoiced by Provider, provided that, in the event Provider becomes aware of an intent to assess or collect such tax, it promptly notifies TWW and permits TWW to contest such assessment

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or collection or, if necessary, contests such assessment or collection on behalf of TWW; and provided further that Provider provides reasonable assistance to TWW in any such contest.

8. SERVICE COMMENCEMENT DATE

The Service Commencement Date shall be the Acceptance Date as defined in Exhibit A.

9. CUSTOMER OBLIGATIONS

TWW shall grant or shall procure the grant to Provider, its agents, affiliates, and/or subcontractors of such rights of access to each TWW site and shall provide to Provider such facilities and information as Provider may reasonably require enabling it to perform its obligations or exercise its rights under this Agreement.

TWW shall notify Provider of any existing technical or other facilities including, but not limited to electrical, communication services, water and gas, which could be damaged during the installation of the Service Equipment and Provider shall have no liability in respect of any damage or loss arising out of TWW's failure to comply with its obligations under this Section 9.

10. APPROVALS AND LICENSES. RIGHT TO SUBLICENSE USE

The performance of this Agreement by each Party hereto is contingent upon each party obtaining and continuing in effect such approvals, consents, governmental authorizations and permits as may be required or reasonably deemed necessary by such Party for the performance by it hereunder and as may be satisfactory to it. Notwithstanding the foregoing, Provider hereby represents and warrants that, as of the date of this Agreement, Provider has all necessary approvals, consents, governmental authorizations, licenses and permits for the performance by Provider under of this Agreement.

TWW may license use of the Service to its customer(s), provided no sublicense permitted hereunder shall involve any delegation or other transfer of any of TWW's obligations or liabilities hereunder. Each sublicense of any right to use the Service shall derive all of its rights solely through TWW and such rights shall be enforceable solely against TWW. No TWW customer(s) shall become a third party beneficiary of this Agreement or obtain any right, title or interest in, to or under this Agreement or the ability to enforce any provision hereof, nor shall any sublicensee have any rights or claims against the Provider for any reason whatsoever. The rights of any sublicense of a right to use the Service shall be subject and subordinate to all the terms of this Agreement and TWW shall remain primarily liable hereunder for the performance of all the terms of this Agreement to the same extent as if such the sublicense had not occurred. Any such sublicense shall prohibit further assignment, transfer or other disposition of the Service.

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11. CONFIDENTIALITY.

The provisions of this Agreement and any non-public information, written or oral, with respect to this Agreement or which is otherwise disclosed in connection herewith ("Confidential Information") will be kept confidential and shall not be disclosed, in whole or in part, to any person other than Affiliates, officers, directors, employees, agents or representatives of a Party (collectively, "Representatives") who need to know such Confidential Information for the purpose of negotiating, executing and implementing this Agreement. Each Party agrees to inform its Representatives of the non-public nature of the Confidential Information and to direct such persons to treat such Confidential Information in accordance with the terms of this Addendum. Nothing herein shall apply to information that:

         (i) is in or comes into the public domain (other than by breach of this Agreement or of any other duty);

         (ii) is or has already been independently generated by the recipient Party;

         (iii) is lawfully received by the recipient Party from a third party on an unrestricted basis;

         (iv) is in the possession of or is known by the recipient Party prior to the date of this Agreement, to the extent that such recipient Party is not bound by any existing obligation of confidentiality in respect of such information; or

         (v) is required to be disclosed under any applicable law, rules or regulation in the countries of the Parties.

         On termination of this Agreement for any reason, the recipient Party shall return to the disclosing Party (or, at the discretion of the disclosing Party, destroy) all copies of Confidential Information of the other Party that it has in its possession. No Party shall make any public announcement or disclosure with respect to the subject matter of this Agreement without obtaining the written consent of the other Parties hereto, which consent shall not be unreasonably withheld.

12. SEVERABILITY, WAIVER AND TERMINATION

In the event that any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, in any respect, by any court or regulatory agency of competent jurisdiction, such invalidity, or unenforceability shall not in any manner affect the validity or enforceability of any other term of provision of this Agreement.

The waiver by any Party, in whole or in part, of a breach of or a default under any of the provisions of the Agreement, or the failure, in whole or in part, of any Party, upon one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall not thereafter be construed as a waiver of any subsequent breach or default or as a waiver of any other provision, right or privilege hereunder.

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Provider may disconnect service in accordance with the applicable tariff(s)
and/or breach of this Agreement and/or in case of breach of, or default under, any of the provisions under a particular Service Order, disconnect the service of such particular Service Order; i.e., under court order, for non-payment, illegal use of service, violation of applicable laws and regulations.

In the event of a material breach by a Party to this Agreement and/or in case of breach of, or default under, of any of the provisions under a particular Service Order which material breach is not remedied within five (5) days after receipt of written notice thereof, then the non-defaulting Party may immediately:

         a. In the case of Provider, suspend the Service(s) under the Agreement and/or in case of breach of, or default under, of any of the provisions under a Service Order, suspend the Service of such Service Order until such payment default or other breaches have been cured (provided however, Provider shall only be required to give twenty-four (24) hours notice);

         b. In the case of TWW, suspend payment of un-accrued charges for the applicable affected Service Order hereunder until such default or other breaches have been cured. Notwithstanding anything contained in this Agreement, TWW reserves the right, in TWW's sole discretion (1) to terminate this Agreement and/or (2) in case of breach of, or default under, any of the provisions under a Service Order, in TWW's sole discretion, terminate such Service Order, and pursue any and all rights and legal and/or equitable remedies available to it, at any time upon five (5) business days after receipt of written notice by Provider if:

                  (i) Provider breaches or is unable to perform any of its obligations under this Agreement and/or under a Service Order and which (in the case of a breach capable of being remedied) has not been remedied within five (5) business days after receipt of written notice to remedy the same;

                  (ii) If Provider is not able, after using its best efforts, to make the Services available to TWW within fifteen (15) business days of the Service Commencement Date;

                  (iii) Notwithstanding the curing of any one or more breaches by Provider, TWW shall have the right to terminate this Agreement, and/or a Service Order, for cause if Provider causes three (3) or more breaches during the term of the Agreement.

TWW may voluntarily terminate a Service Order prior to the expiration of the Service Term of that Service, if it pays to Provider the following termination charges which TWW acknowledges as liquidated damages reflecting a reasonable measure of actual damages and not penalty: in the event the termination is after the Acceptance Date but prior to expiration of the Service Term or Commitment Period, whichever is longer,

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TWW shall pay Provider in addition to any outstanding invoices, an amount equal to 100% of the Charges that would have been paid had the Service been provided for the duration of the Service Term and/or the Commitment Period, except as expressly provided in sections 12 (b) (i), 12 (b) (ii) and 12 (b) (iii) immediately above.

If payment has not been received by the Due Date, for all undisputed charges (including transmission charges, service charges and monthly fixed charges, if any) billed to TWW, then Provider may, at its sole discretion and with five (5) business days prior written notice to TWW, terminate this Agreement in part or in whole.

The adjudication of bankruptcy of either party under any Federal, state or local bankruptcy or insolvency act, or the appointment of a receiver or any act or action constituting a general assignment by a party of its proprieties and interest for the benefit of its creditors and such event is not discharged within 30 days of its occurrence shall constitute a material default of this Agreement.

13. FORCE MAJEURE

Neither Party shall be liable for default if nonperformance is caused by an occurrence beyond Party's reasonable control (whether, in whole or in part) including, without limitation, fire, flood, acts of God or the public enemy, epidemics, quarantine restrictions, strikes, unusually severe weather, and delays of common carriers or other circumstances or conditions that render it hazardous for a Party's personnel to travel to or enter onto the affected site; strikes, lockouts and other labor disturbances; acts or omissions of governmental authorities, other telecommunications operators(not due to the fault of the claiming party under this provision) administrators or other competent authorities; military operations; riots and industry wide government codes, ordinances, laws, rules, regulations or restrictions that render performance under this Agreement impossible. If any party is unable to perform its obligations hereunder to a material extent as a result of a Force Majeure, the Party affected by such event of Force Majeure shall notify the other Party in writing as soon as it is reasonably possible after the commencement of any Force Majeure, setting forth the full particulars in connection therewith. During the period of any Force Majeure condition, the obligations of the Parties hereunder, except for the obligation to pay for Services delivered, shall be suspended. Provided however, TWW shall not be required to make payment in relation to any Service to the extent that Provider is unable to deliver due to an event of Force Majeure. Notwithstanding the foregoing, if any party is unable to perform its obligations hereunder to a material extent as a result of a Force Majeure for thirty (30) consecutive days, the other party shall be entitled to terminate this Agreement by written notice without penalty.

14. ASSIGNMENT

This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations

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hereunder shall be assigned or transferred by a Party hereto without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Any attempted assignment, transfer or disposal without said prior written consent shall be void. Notwithstanding the foregoing, each Party shall be permitted to assign, transfer or otherwise dispose of any of its rights or obligations hereunder, to any of its Affiliates or successors in interest. Any assignment, transfer or other disposition by any Party which is in violation of this Section shall be null, void and of no force and effect.

15. LIABILITY

Order of Precedence: Provider's liability to TWW and to any and all third parties for any and all causes of action is set forth in Provider's applicable state and federal tariffs, and these tariffs shall govern in all applicable cases.

In the event the service is not governed by tariff or other regulatory body, in no event shall either Party be liable to the other Party,or any third party, for any loss, expense or damage for (i) loss of revenue, profits, savings, business or goodwill, and (ii) exemplary, proximate, consequential, or incidental damages and expenses of any type or nature or on account of the use or nonuse or the services.

To the extent not in conflict with an applicable tariff, Provider shall use reasonable best efforts to provide Services to client, however, Provider makes no warranty, express or implied, with respect to the transmission services provided hereunder and expressly disclaims any warranty of merchantability, description or fitness for any particular purpose or function.

No agent or employee of any other carrier shall be deemed to be such for Provider.

16. NOTICES

Any change to the name, address and facsimile number may be made at any time by giving fifteen (15) days prior written notice. Any such notice, demand or other written communication shall be deemed to have been received, if delivered by hand, at the time of delivery or, if posted, at the expiration of seven (7) days after the envelope containing the same shall have been deposited in the post for such purpose, postage prepaid, or if sent by facsimile, at the date of transmission, if confirmed receipt is followed by postal notice.

Notices shall be made to the following persons at the following addresses and facsimile telephone numbers (which may be changed only by properly given notice):

         IF TO TWW:  Terremark Worldwide, Inc.
                     2601 S. Bayshore Dr.
                     Miami, Florida 33133
                     ATTN: General Counsel
                     Fax: (305) 250-4290

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         IF TO PROVIDER:

         Fusion Telecommunications International, Inc.
         420 Lexington Avenue, Suite 518
         New York, New York 10170
         Attention: Legal Dept
         Fax : +1.212.972.7884

17. GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the State of New York (without giving effect to any conflict of laws principles under New York State law) and the Parties irrevocably agree to the exclusive jurisdiction of the trial and appellate courts sitting within the State of New York.

18. INDEMNIFICATION

TWW agrees to indemnify and hold Provider and its officers, agents and employees, harmless from and against any claim, loss, damages, injury, and liability, including reasonable attorneys' fees and costs, however caused, resulting from or arising out of: a) any third party claim relating to the Service(s); b) any material breach of this Agreement by TWW c) TWW's violation of any law or regulation applicable to this Agreement and the related Service(s); and any taxes or regulatory fees related to the provision or purchase of the Service(s).

Provider expressly agrees to indemnify and to save TWW, its officers, agents and employees harmless from and against any claim, loss, damages, injury, and liability, however caused, resulting from or arising out of a) Provider's material breach of this Agreement, and b) Provider's actual or alleged direct or contributory infringement of, or inducement to infringe, any United States or foreign patent, trademark or copyright, arising out of the performance of this Agreement, provided Provider is reasonably notified of such claims and proceedings.

19. RELATIONSHIP OF THE PARTIES

At all times the relationship between the Parties shall be that of independent contractors, and nothing expressed or implied shall constitute the parties as partners, joint venturers or co-owners. Neither Party shall have the right to enter into a binding agreement on behalf

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of, or otherwise bind, the other, nor have the right to direct or control the activities of the other, nor shall one Party act as an agent of the other Party.

20. EXPORT CONTROL.

The Parties acknowledge that to the extent any products, software or technical information provided under this Agreement are or may be subject to any applicable export laws and regulations, the Parties agree that they will not use, distribute, transfer or transmit the products, software or technical information (even if incorporated into other products) except in compliance with such export laws and regulations (or licenses or orders issued pursuant thereto). If reasonably requested by a Party, the other Parties agrees to sign all necessary export related documents as may be required to comply therewith.

21. ENTIRE AGREEMENT

This Agreement, Service Order(s), and related exhibits, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings or proposals, whether oral or written, with respect to the subject matter hereof. If any of the provisions of the Agreement is found by an appropriate arbitral, judicial or regulatory authority to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions shall constitute in full force and effect.

22. AMENDMENTS, HEADINGS, COUNTERPARTS

The Agreement and the Service Order(s) may only be altered or added by another agreement in writing signed by a duly authorized person on behalf of each of the Parties. The section headings of the Agreement and the Service Orders are for convenience of reference only and are not intended to restrict, affect or influence the interpretation or construction of provisions of such section. The Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original. Such counterparts shall together (as well as separately) constitute one and the same instrument.


IN WITNESS WHEREOF, the Parties, intending hereby to be legally bound, by their authorized officers, have executed this Agreement on the date written below.

TWW:

/s/:

Name:

Title:

Date:

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FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

/s/:

Name:

Title:

Date:

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